Exhibit 99.1

For media	For investors
news@resmed.com	investorrelations@resmed.com
+1 858.836.6798	+1 858.836.5000

ResMed Chief Administrative Officer and Global General Counsel to Retire

•	ResMed to conduct an internal search for a successor general counsel

•	Amy Wakeham appointed Chief Communications and Investor Relations Officer, will join ResMed’s executive leadership team

SAN DIEGO, March 30, 2023 – ResMed (NYSE: RMD, ASX: RMD) announced today that David Pendarvis, chief administrative officer, global general counsel, and secretary, plans to retire, effective June 30, 2023. He will remain in a consulting role with ResMed through December 31, 2023.

ResMed will conduct an internal search for the successor to Pendarvis’ legal roles and expects to name a new global general counsel and secretary well ahead of David’s retirement date to ensure a smooth and seamless transition. Amy Wakeham, ResMed’s current Vice President of Corporate Communications & Investor Relations, has been appointed Chief Communications and Investor Relations Officer to succeed Pendarvis in his role leading corporate public affairs; she will report to the Office of the CEO and will join ResMed’s executive leadership team, effective April 1, 2023.

“Dave has been an integral part of ResMed for over 20 years, helping guide the company into and through its transformation from the pioneer of sleep apnea treatment to a $30 billion-plus global leader in digital health and cloud-connected medical devices,” said CEO Mick Farrell. “On behalf of the entire management team and the board, I want to thank Dave for his two decades of dedicated service and exemplary leadership that has helped build the industry-leading company that ResMed is today. He’s been an important leader in an executive team that has positioned ResMed to improve the lives of many millions of people living with chronic respiratory diseases and countless more seeking to age healthily and outside the hospital. Personally, Dave has been a trusted advisor, partner, friend, and mentor to me through the years, I will miss his guidance, insights, and quick sense of humor.”

“My best wishes to Dave on a much-deserved retirement, and congratulations to Amy on her well-earned appointment,” Farrell said. “Through an internal search process, we will identify a well-qualified successor for the global general counsel role ahead of Dave’s retirement to ensure a smooth transition into these critical roles. This speaks to the overall depth of ResMed’s leadership bench strength and broad expertise across our global team of over 10,000 ResMedians as we continue to execute our strategy that will help 250 million people sleep, breathe, and live healthier lives in 2025.”

RMD CAO and Global General Counsel to Retire – March 30, 2023	Page 2 of 2

Pendarvis, age 64, retires after a nearly 40-year career in law and business. He joined ResMed in 2002, following private practice as a partner with the firms of Gibson Dunn and Gray Cary Ware & Freidenrich (now DLA Piper). He has had several roles at ResMed: global general counsel, secretary, senior vice president of organizational development, chief administrative officer, and interim president – Europe, Middle East, Africa, and Japan.

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies” and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

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